REAL ESTATE OPTION AGREEMENT
(2nd Stoltenow Option – CDC to Gold Energy)
     THIS REAL ESTATE OPTION AGREEMENT (“Agreement”) is made as of the 20th day of January, 2006, by and between Hankinson Community Development Corporation, Incorporated, a corporation (hereinafter referred to as “Optionor”) and Gold Energy, LLC, a Minnesota limited liability company (hereinafter referred to as “Optionee”).
     WITNESSETH:
     WHEREAS, Optionor is the holder of an option on the real estate described below and desires to exchange cash for said real property under defined terms; and Optionee desires to acquire said Property from Optionor in accordance with the terms and conditions set forth hereafter.
     NOW THEREFORE, IN CONSIDERATION of the covenants and promises contained hereafter, it is agreed:
     PREMISES Optionor hereby grants to Optionee the exclusive option to purchase real estate located in Richland County, North Dakota, (the “Property”) more specifically described as follows:
That part of the Southeast Quarter (SE 1/4) of Section Eighteen (18), Township One Hundred Thirty (130) North, Range Forty-nine (49) West of the Fifth Principal Meridian which is north of the railroad right of way which runs through said quarter, excepting that certain 25 acre tract which is already under option between the parties and Earl and Albertine Stoltenow. This parcel consists of approximately 77 acres.
     CONSIDERATION The price (the “Purchase Price”) for the Property shall be $373,450.00, payable by Optionee as herein provided. As consideration for the option, Optionee agrees to pay to Optionor at the time of the execution of this Agreement the sum of $1,000.00 (the “Option Consideration”) with said payment to be credited against the Purchase Price at closing. The remaining balance of the Purchase Price ($372,450.00) shall be paid in cash and at closing.
     TERM This Agreement shall commence on the date of the execution of this Agreement and continue to the 5th day of September, 2006 at 5:00 o’clock P.M. If not exercised timely, this Agreement shall expire automatically and be null and void and the Option Consideration shall be forfeited to the Optionor.

     NOTICE OF EXERCISE OF OPTION Optionee shall at any time during the option term notify Optionor by registered mail, Federal Express delivery or hand delivery of its written demand that Optionee intends to complete the purchase of the Property. The conveyance and closing for the Property defined above shall thereupon be completed within 90 days thereafter in accordance with the terms and conditions set forth hereafter.
     TERMS In the event this Option is exercised, Optionor agrees to sell and Optionee agrees to purchase the Property, with improvements thereon, if any, under the following terms and conditions:
1.	Right to Enter Property and Due Diligence. Optionor agrees that Optionee and/or third-parties directed by Optionee, shall have the right to enter upon the Property at any time from the date of this agreement until closing in order to conduct due diligence investigations upon the Property by giving Optionor one (1) day advanced written or verbal notice. Any due diligence costs and work performed, including, but not limited to, surveys and environmental studies conducted, shall be at the sole cost of the Optionee.

2.	Crop Damage. In the event that Optionee’s due diligence and/or conveyance of the Property to Optionee shall occur after Optionor, or its tenants and/or agents, plants crops, but before harvest of those crops, the parties hereto mutually agree that Optionor shall have the right, upon notice to the Optionee and at the Optionee’s convenience, to harvest any crops not destroyed by the Optionee in the process of its due diligence and/or its construction of an ethanol plant and related improvements thereto. The Optionee shall have no duty to preserve any of such crops, and the Optionor accepts as liquidated damages (in lieu of any and all other damages) an amount equal to the most recent Richland County USDA proven yield for the commodity planted on the Property in the year of damage multiplied by the Richland County USDA four year average price for the commodity grown in the year of damage, multiplied by the number of acres, or fractional acres, of crop destroyed on the Property. If the parties cannot mutually agree upon the number of crop acres damaged, the number of such crop acres damaged shall be measured by an independent third-party as the parties hereto may mutually identify.

3.	Termination Of Tenants. Regardless of when or if Optionee provides notice of the exercise of its option provided hereunder, in the event this option is exercised, Optionor agrees to provide timely notice to any tenant of the Property of the termination of such tenant’s tenancy. Such notice shall follow the form required for the termination of farm tenancies under the applicable lease terms involved and/or North Dakota Law.

4.	Title Examination. No later than 20 days from delivery of notice of exercise of the option granted hereby (or if the abstract company needs additional time, the time for delivery of the abstract shall be extended for a reasonable time based on the time required by the abstract company to continue said abstract), the Optionor shall furnish to Optionee a duly certified Abstract of Title to the Property, continued to a recent date, showing good and marketable title in the Optionor, free and clear of all liens and encumbrances, except as noted below. The Optionee shall have 15 days time to examine said abstract of title and within said period of time shall promptly notify the Optionor of all objections thereto in writing. If the title to the Property is unmarketable, the Optionor shall have a period of 90 days in which to correct the title and make it marketable. If the title to the Property cannot be made marketable within said period of time or such further time as may be granted by the Optionee, the Optionee shall be entitled to the return of the Option Consideration paid under this Agreement, but otherwise this Agreement shall be wholly null, void and unenforceable.

5.	Title, Liens and Encumbrances. At closing, Optionor shall transfer title to Optionee by a Warranty Deed conveying good and marketable title to the Optionee. The sale and transfer by Warranty Deed shall be free of all liens and encumbrances except for the following:

A.	Building and zoning laws, ordinances, sate and federal regulations, provided they do not materially and adversely affect the use of the property;

B.	Utility, drainage and other easements of record which do not materially and adversely interfere with the use of the Property.

6.	Taxes and Special Assessments. The Optionor agrees to pay all real estate taxes and assessments for special improvements levied or assessed for the year prior to closing. Real estate taxes, and assessments for special improvements for the year of closing shall be prorated between the Optionor and the Optionee and in the event the exact amount of the taxes and assessments for that year are not yet known, the amount to be prorated shall be based on the real estate taxes and assessments for special improvements for the previous year. Optionee agrees to pay the real estate taxes and assessments for special improvements for all subsequent years.

7.	Closing and Possession. Possession is to be given immediately upon completion of closing. Closing shall occur after approval of title and PRIOR TO POSSESSION, but in no event later than 90 days from the date of the notice of exercise of the option, or as otherwise agreed upon by the parties.

8.	Default. In the event either party has fulfilled all of its obligations hereunder and all conditions precedent and concurrent to closing for which it is responsible and the other party fails to fulfill its obligations hereunder and continues to fail and refuses to fulfill its obligations hereunder for more than 30 days after receipt of written notice of such default from the non-defaulting party, the non-defaulting party may either: in the case of the Optionee 1) terminate this Agreement, in which event it shall be entitled to refund of the Option Consideration and any other monies paid hereunder to Optionor, and such termination and Option Consideration shall be the sole remedy and damages available, or 2) pursue any legal and/or equitable remedy available to it; or in the case of the Optionor 1) terminate this Agreement, in which event it shall be entitled to retain the Option Consideration and any other monies paid hereunder by Optoinee to Optionor, and such termination and retainage shall be the sole remedy and damages available to the Optionee, or 2) pursue any legal and/or equitable remedy available to it.

9.	Disclaimer — the Property is sold AS IS. Except for warranty of title, Optionor will give no warranty and will make no representations to Optionee of any kind. THERE ARE NO EXPRESS WARRANTIES AND OPTIONOR SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF HABITABITLY, IMPLIED WARRANTIES, IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PROPERTY WILL BE SOLD AS IS, WITHOUT WARRANTY OF ANY KIND, WITH ALL FAULTS AND IN ITS PRESENT CONDITION. THE PROPERTY WILL ALSO BE SOLD WHERE IS AND NO WARRANTY OR PRESENTATIONS WITH RESPECT TO BOUDNARY LINES WILL BE MADE BY OPTIONOR. Optionee must satisfy Optionee that the Property is entirely within boundary lines expected. Optionee represents to the Optionor that Optionee takes the Property in its present condition with all its faults. Optionee has been or will be provided full and complete access to the Property and the full right to examine and test the same. Optionee is relying solely upon such access, investigation and Optionee’s testing and is not relying upon any representation or warranty of Optionor.
     SURVIVAL All of the terms, representations, warranties and disclaimers contained in this Agreement are continuing and shall survive the closing.
     RECORDING OF OPTION The parties hereto agree that this Option Agreement may be recorded with the Wilkin County Recorder’s office.

     NOTICES Any notice, demand or other document which either party is required or may desire to give or deliver to or make upon the other party shall be given in writing and served either personally or given by prepaid United States certified mail, return receipt requested, and addressed to the following addresses:

If to Optionor:	Hankinson Community Development Corporation
c/o Robert Wurl
Lincoln State Bank
302 Main Ave. S.
Hankinson, ND 58041

With a copy to:

Fred Strege
Smith, Stregge & Fredricksen, Ltd.
Box 38
Wahpeton, ND 58074

If to Optionee:	Gold Energy, LLC
c/o Michelle Swenson
1183 6th Street South
Wahpeton, ND 58075
     1031 EXCHANGE: If requested by Optionor, Optionee will cooperate with the Optionor in conducting a §1031 like-kind exchange, the cost of which will be paid by the Optionor.
     PRIOR OPTION: The parties understand and agree that the Optionor has an option to purchase this same property from Earl and Albertine Stoltenow. This agreement is subject to all the terms of the option between Optionor and Earl and Albertine Stoltenow. Specifically, it is understood and agreed that this option may only be exercised in the event the Optionee also exercises its option to purchase that part of the SW 1/4 of 18-130-49 lying north of the railroad right of way from Optionor and also excersises its option to purchase (acquired through assignment) with Earl and Albertine Stoltenow as to 25 acres which acreage lies adjacent to and north of the railroad right of way located in the SE 1/4 of 18-130-49.
     TIME: Time is of the essence as to the performance of all of the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, said parties hereto subscribe their names.

OPTIONOR:	OPTIONEE:

HANKINSON COMMUNITY	GOLD ENERGY, LLC
DEVELOPMENT CORPORATION
INCORPORATED

By:	/s/ David Paulson	By:	/s/ Lance Peterson

	David Paulson, President	Its	[Handwritten: Secretary]

STATE OF NORTH DAKOTA	)
	)	SS:
COUNTY OF RICHLAND	)
     On this 26th day of January  , 2006, before me personally appeared David Paulson, known to me to be the President of Hankinson Development Corporation, Incorporated, a North Dakota corporation, the corporation that is described in and that executed the within and foregoing document, and acknowledged to me that he executed the same on behalf of said corporation.

/s/ Debbie L. Nelson

Notary Public
My Commission Expires:

[Stamped: SUSAN P. STREGE
Notary Public
State of North Dakota
My Commission Expires Dec. 23, 2009]

STATE OF	)
	)	SS:
COUNTY OF	)
     On this 27th day of January  , 2006, before me personally appeared Daniel O. Skolness known to me to be the Secretary of Gold Energy, LLC, a Minnesota limited liability company, the limited liability company; that said described in and that executed the within and foregoing document, and acknowledged to me that he executed the same on behalf of said limited liability company.

/s/ Fred Strege

Notary Public
My Commission Expires:

[Stamped: Fred Strege
Notary Public
State of North Dakota
My Commission Expires Sept. 30, 2007]

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